Exhibit 99.1
News Release
Amkor Technology Announces Pricing of $525 Million of its 6.625% Senior Notes due 2027 and Intention to Redeem Senior Notes due 2022
TEMPE, AZ – March 13, 2019 – Amkor Technology, Inc. (Nasdaq: AMKR) (the “Company”) today announced that it has priced its offering of $525 million aggregate principal amount of its 6.625% Senior Notes due 2027 (the “2027 Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The offering is expected to close on March 15, 2019, subject to satisfaction of customary closing conditions.
The 2027 Notes will be senior unsecured obligations of the Company. Interest will be payable semi-annually at a rate of 6.625% per annum on March 15 and September 15 of each year, commencing on September 15, 2019.
We expect the net proceeds of the 2027 Notes offering to be approximately $519 million, and we expect to use all such proceeds, together with cash on hand, to redeem in full the $525 million aggregate principal amount of our outstanding 6.375% senior notes due 2022 (the “2022 Notes”) and to pay related fees and expenses. Pending the use of the proceeds of this offering, we intend to invest the proceeds in cash, cash equivalents, investment grade securities or other short-term marketable securities. The consummation of the offering of the 2027 Notes will not be conditioned on the redemption of the 2022 Notes.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the 2027 Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
This announcement does not constitute a notice of redemption of the 2022 Notes.
The 2027 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statement Disclaimer
This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the closing of the 2027 Notes offering and the expected use of proceeds from the offering. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, that there can be no assurance that (i) the offering of the 2027 Notes will be consummated or (ii) the 2022 Notes will be redeemed in full or at all. Other important risk factors that could affect the outcome of the events set forth in these statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in its subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.
Contacts

Amkor Technology, Inc.

Vincent Keenan
Vice President, Investor Relations
480-786-7594
vincent.keenan@amkor.com